Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-218503 and 333-218504 on Form F-3 and Registration Statement Nos. 333-196622 and 333-203042 on Form S-8 of our reports dated March 9, 2018, relating to the consolidated financial statements of Brookfield Property Partners L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting appearing in this Annual Report on Form 20-F of the Partnership for the year ended December 31, 2017.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
March 9, 2018